Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP.

ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Seneca, South Carolina – March 30, 2017. Oconee Federal Financial Corp. (“Oconee”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today that John W. Hobbs has been appointed to the positions of Senior Vice President and Chief Financial Officer of Oconee and Oconee Federal, effective April 3, 2017.

Mr. Hobbs, a Certified Public Accountant, previously served as the Chief Financial Officer of Greer Bancshares, located in Greer South Carolina, where he worked beginning in 2011. Mr. Hobbs has served as the Chief Financial Officer for multiple financial institutions and their holding companies located in South Carolina as part of a career that has included nearly 30 years in the banking industry.

Curtis T. Evatt, Oconee’s President and Chief Executive Officer, said, “We are excited to add John Hobbs to our management team. He brings extensive experience in public company accounting, with a special focus on the banking industry.”

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating seven full-service branch locations in Oconee County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Executive Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765